Exhibit 8.3
NautaDutilh N.V.

Postbus 7113
1007 JC Amsterdam	Amsterdam, December 11, 2008
Strawinskylaan 1999
1077 XV Amsterdam
T +31 20 717 10 00
F +31 20 717 11 11
Willbros Group, Inc.
c/o Willbros USA, Inc.
4400 Post Oak Parkway, Suite 1000
Houston, Texas 77027
United States of America
Ladies and Gentlemen:
This opinion letter is rendered to you at your request in connection with the reorganization of Willbros Group, Inc., a corporation established under the laws of the Republic of Panama (“Willbros Panama”), as described in the Form S-4 Registration Statement under the Securities Act of 1933, filed by Willbros Group, Inc., a newly formed Delaware corporation (“Willbros Delaware”), with the Securities and Exchange Commission (the “Form S-4”), whereby (i) Willbros Panama will become a direct wholly-owned subsidiary of Willbros Delaware (the “Change of Parent”) and (ii) Willbros Panama will distribute all of the outstanding common stock of Musketeer Oil B.V. (the “Shares”), a private company with limited liability incorporated under Dutch law (the “Company”), to Willbros Delaware (such distribution being referred to as the “Internal Spin-Off”).
Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A.
This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any document. This opinion letter is being furnished to you in connection with Willbros Delaware’s filing of the Form S-4 and may not be used, quoted, otherwise included, summarised or referred to in any publication or document or disclosed to, in whole or in part, for any other purpose,

NautaDutilh N.V. has its seat at Rotterdam, The Netherlands and is registered in the Commercial Register in Rotterdam under number 24338323. All services and other work are carried out under a contract for professional services (“overeenkomst van opdracht”) with NautaDutilh N.V., subject to the general conditions of NautaDutilh N.V. These general conditions include, among other provisions, a limitation of liability clause and have been filed with the Rotterdam Court of First Instance. They can be consulted at www.nautadutilh.com and will be provided free of charge upon request.

ABN AMRO Bank 46.69.93.293; Fortis Bank 64.21.43.218; Postbank 50296; Account Name: Stichting Beheer Derdengelden Advocatuur NautaDutilh.

Amsterdam, December 8, 2008
without our written permission. We hereby consent (i) to the filing of this opinion as an exhibit to the Form S-4 and (ii) to the references to our firm name appearing under the captions “Material Income Tax Consequences” and “Legal Matters” in the Form S-4. The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.
In rendering the opinion expressed herein, we have exclusively reviewed and relied on the Form S-4. We have not investigated or verified any factual matter disclosed to us in the course of our review.
This opinion letter sets out our opinion on certain matters of Dutch Law as at today’s date and the opinions and statements expressed in this opinion letter are limited in all respects to and are to be construed and interpreted in accordance with, Dutch Law. Except insofar as such rules are directly applicable in the Netherlands, we do not express any opinion on (i) public international law, (ii) the rules promulgated under or by any treaty or treaty organisation nor (iii) Dutch or European competition law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes under Dutch Law subsequent to today’s date.
This opinion letter may only be relied upon on the condition that you accept that the legal relationship between yourselves and NautaDutilh N.V. is governed by Dutch law and our general conditions and that any issues of interpretation or liability arising out of or in connection with this opinion letter are governed by Dutch law and are submitted to the exclusive jurisdiction of the competent courts at Amsterdam, the Netherlands.
In this opinion letter, legal concepts are expressed in English terms. The Dutch legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Dutch legal concepts described by the English terms.
For purposes of this opinion letter, we have assumed that:
a.	all statements contained in the Form S-4 are true and accurate in all material respects and not misleading, or, in the case of forward looking statements, based on reasonable assumptions;

b.	all documents reviewed by us as originals are complete and authentic and

Amsterdam, December 8, 2008
the signatures thereon are the genuine signatures of the persons purporting to have signed the same, all documents reviewed by us as fax, photo, electronic (including pdf copies) or true copies of originals are in conformity with such originals and such originals are complete and authentic and the signatures thereon are the genuine signatures of the persons purporting to have signed the same;

c.	the Internal Spin-Off will occur immediately following the Change of Parent;

d.	at the time of the Internal Spin-Off, the Company is a wholly-owned subsidiary of Willbros Panama; and

e.	Willbros Panama will have been the listed parent company of the group until the Change of Parent, and, through its CEO and management board, it has always had and, at the time of the Internal Spin-Off, it will still have an active involvement in the day-to-day and strategic management of the operating subsidiaries of Willbros Panama that are held through the Company.
Based upon and subject to the foregoing and subject to the qualifications set forth herein and to any matters, documents or events not disclosed to us, we express the following opinion:
1.	No Dutch corporate income tax will be due by Willbros Delaware and Willbros Panama in respect of the Internal Spin-Off.
The opinion expressed above is subject to the following qualifications:
A.	As Netherlands tax lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Form S-4 under the applicable law and we have made no investigation of that meaning and purport. Our review of the Form S-4 and of any other documents subject or expressed to be subject to any law other than Netherlands law has therefore been limited to the terms of these documents as they appear to us on their face.

B.	We understand that it is unlikely that the Shares will increase in value during the short period between the time of acquisition by Willbros Panama of the Shares and the time of the Internal Spin-Off, and, consequently, that Willbros Panama will realise a capital gain in this respect. If Willbros Panama does not realise a capital gain, it will in no

Amsterdam, December 8, 2008
event be subject to Dutch corporate income tax in respect of the Internal Spin-Off.
If, however, the Shares were to increase in value during the short period between the time of acquisition by Willbros Panama of the Shares and the time of the Internal Spin-Off, and, consequently, Willbros Panama were to realise a capital gain in this respect, such capital gain would be subject to Dutch corporate income tax, but only if the Shares did not form part of the assets of an enterprise carried on by Willbros Panama. Considering that Willbros Panama has always been the listed parent company (until the Change of Parent immediately prior to the Internal Spin-Off) and, through its CEO and management board has an active involvement in the day-to-day and strategic management of the operating subsidiaries of Willbros Panama that are held through the Company, the Shares can in our view in principle be considered to form part of the assets of an enterprise carried on by Willbros Panama. This is generally the case in a corporate structure with 100% ownership and operating companies. However, the determination to be made is of a very factual and circumstancial nature, leaving some uncertainty.
Yours faithfully,
/s/ NautaDutilh N.V.
NautaDutilh N.V.

Amsterdam, December 8, 2008
EXHIBIT A
LIST OF DEFINITIONS

“Change of Parent”	the step in the reorganization of Willbros Panama whereby Willbros Panama will become a wholly-owned subsidiary of Willbros Delaware;

“Company”	Musketeer Oil B.V., a Dutch limited liability company (in Dutch: besloten vennootschap met beperkte aansprakelijkheid);

“Dutch Law”	the laws with general applicability of the Netherlands (and, in so far as they are directly applicable in the Netherlands, of the European Community) as they stand at today’s date and as they are presently interpreted under published authoritative case law of the Dutch courts, the European Court of First Instance and the European Court of Justice, as the case may be;

“Form S-4”	the Form S-4 Registration Statement under the Securities Act of 1933, filed by Willbros Delaware with the Securities and Exchange Commission;

“Internal Spin-Off”	the distribution of the Shares by Willbros Panama to Willbros Delaware;

“Shares”	all of the outstanding common stock of the Company;

“Willbros Delaware”	Willbros Group, Inc., a newly formed corporation under the laws of the state of Delaware, USA;

Amsterdam, December 8, 2008

“Willbros Panama”	Willbros Group, Inc., a Republic of Panama corporation which shares are listed and traded on the New York Stock Exchange.